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                                                                Exhibit 99(a)(7)


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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated April 3, 2000, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by Warburg Dillon Read LLC or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.



                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)

                                       OF

                         WESLEY JESSEN VISIONCARE, INC.

                                       AT

                              $34.00 NET PER SHARE

                                       BY

                             DYLAN ACQUISITION INC.
                            A WHOLLY OWNED SUBSIDIARY

                                       OF

                           BAUSCH & LOMB INCORPORATED

         Dylan Acquisition Inc., a New York corporation ("Purchaser") and a wholly owned subsidiary of Bausch & Lomb Incorporated, a New York corporation ("Bausch & Lomb"), is offering to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of Wesley Jessen VisionCare, Inc., a Delaware corporation ("Wesley Jessen"), including the associated rights to purchase preferred stock (the "Rights") issued pursuant to the Rights Agreement, dated as of November 16, 1999 (the "Rights Agreement"), between Wesley Jessen and American Securities Transfer & Trust, Inc. (the Common Stock and the Rights together are referred to herein as the "Shares"), at $34.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 3, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
     EASTERN TIME, ON FRIDAY, APRIL 28, 2000, UNLESS THE OFFER IS EXTENDED.

         The purpose of the Offer is to acquire for cash a majority of the outstanding Shares of, and ultimately the entire equity interest in, Wesley Jessen. Purchaser currently intends, as soon as practicable upon consummation of the Offer, to seek to have Wesley Jessen effect a merger or similar business combination (the "Proposed Merger") between Wesley Jessen and Purchaser or its subsidiary, pursuant to which each then outstanding Share (other than Shares held by Wesley Jessen in treasury, or beneficially owned by Bausch & Lomb, Purchaser or any other direct or indirect wholly owned subsidiary of Bausch & Lomb or Wesley Jessen, or Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights under Delaware law), would be converted pursuant to the terms of the Proposed Merger into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest.

         The Offer is conditioned upon, among other things: (a) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the outstanding Shares on a fully diluted basis (including the exercise of all outstanding options) as of the date the Shares are accepted for payment pursuant to the Offer; (b) the Rights having been redeemed by the Board of Directors of Wesley Jessen (the "Wesley Jessen Board"), or Purchaser and Bausch & Lomb being satisfied, in their sole discretion, that such Rights are inapplicable to the Offer and any subsequent business transaction involving Bausch & Lomb and Wesley Jessen, including the Proposed Merger; (c) the Purchaser and Bausch & Lomb being satisfied, in their sole discretion, that the provisions of Section 203 of the Delaware General Corporation Law are inapplicable to the acquisition of Shares pursuant to the Offer and any subsequent business transaction involving Bausch & Lomb, the Purchaser and Wesley Jessen, including the Proposed Merger; (d) the merger agreement and related agreements between Wesley Jessen and Ocular Sciences, Inc., including the stock option agreement granted by Wesley Jessen, having been terminated without any fee or obligation paid or owing, other than fees required to be paid in accordance with such merger agreement and related agreements as filed prior to the date hereof; and (e) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder or under any applicable foreign statutes or regulations having expired or been terminated (or, to the extent required, governmental approvals obtained). The Offer is also subject to certain other conditions described in Section 14 of the Offer to Purchase.

         The Offer is not conditioned upon Bausch & Lomb or Purchaser obtaining financing.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to Wilmington Trust Company (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering stockholders, Purchaser's obligation to make such payment shall be satisfied and such tendering stockholders


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must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of acceptance for payment of Shares pursuant to the Offer.

         In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares and, if the Distribution Date (as defined in the Offer to Purchase) occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described in the Offer to Purchase), (b) a Letter of Transmittal (as defined in the Offer to Purchase), or facsimile thereof, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares (or Rights, if applicable) or Book-Entry Confirmations with respect to Shares (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest on the purchase price of the Shares be paid by Bausch & Lomb or the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

         Subject to the applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's tender of Shares. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Following the purchase of Shares in the Offer, there may be a subsequent offering period lasting for at least three and not more than 20 business days; stockholders who tender Shares during a subsequent offering period will not have the right to withdraw their Shares during such subsequent offering period.

         Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (as defined in the Offer to Purchase) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 1, 2000.

         For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Sec-


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tion 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding.

         None of Purchaser, Bausch & Lomb, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         A demand is being made to Wesley Jessen for the use of Wesley Jessen's stockholder list and security position listings for the purpose of, among other things, disseminating the Offer to stockholders. Upon compliance by Wesley Jessen with such demand, the Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         The Offer to Purchase and the Letter of the Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

         Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or Dealer Manager. Such additional copies will be furnished at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                               MacKenzie Partners
                                156 Fifth Avenue
                            New York, New York 10010


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                  Stockholders Call 1-800-322-2885 (toll free)
             Brokers and Bank Custodians Call 212-269-5550 (collect)


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                      THE DEALER MANAGER FOR THE OFFER IS:

                             Warburg Dillon Read LLC
                           299 Park Avenue, 39th floor
                            New York, New York 10171

                          (212) 821-6694 (call collect)

April 3, 2000

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